     As filed with the Securities and Exchange Commission on May 13, 2002.
                                                      Registration No. 333-_____

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                            -------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                                FASTENAL COMPANY
            (Exact name of the Registrant as specified in is charter)

           Minnesota                              41-0948415
(State or other jurisdiction of                (I.R.S. Employer
incorporation or organization)               Identification No.)

                             2001 Theurer Boulevard
                          Winona, Minnesota 55987-1500
                                 (507) 454-5374
                (Address and telephone number of the Registrant's
                          principal executive offices)

                               Stephen M. Slaggie
                                    Secretary
                                Fastenal Company
                             2001 Theurer Boulevard
                          Winona, Minnesota 55987-1500
                                 (507) 454-5374
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                            ------------------------

                                    copy to:
                                Jennifer Mewaldt
                               Faegre & Benson LLP
                             2200 Wells Fargo Center
                             90 South Seventh Street
                          Minneapolis, Minnesota 55402

                            ------------------------

Approximate date of commencement of proposed sale to the public: July 1, 2002.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [_]______________________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]_____________________________________________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------
                                          AMOUNT TO    PROPOSED MAXIMUM     PROPOSED MAXIMUM     AMOUNT OF
 TITLE OF EACH CLASS OF SECURITIES TO        BE       OFFERING PRICE PER   AGGREGATE OFFERING   REGISTRATION
             BE REGISTERED               REGISTERED          SHARE              PRICE (1)           FEE
----------------------------------------------------------------------------------------------------------------
     Common Stock, $.01 par value         2,430,360          $(2)            $72,752,400(2)        $6,694
                                           Shares
----------------------------------------------------------------------------------------------------------------

(1) Calculated pursuant to Rule 457(h)(1).

(2) The shares being registered hereby are subject to, and will be sold upon the exercise of, nonstatutory employee stock options granted by the selling stockholder to certain of the Registrant's employees, consisting of options to acquire an aggregate of 1,641,360 shares at an exercise price of $27.50 per share and options to acquire an aggregate of 789,000 shares at an exercise price of $35 per share. The aggregate offering price for the shares purchasable at $27.50 per share is $45,137,400. The aggregate offering price for the shares purchasable at $35 per share is $27,615,000.

                         -------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

===============================================================================

===============================================================================
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
===============================================================================

                   Subject to completion. Dated May 13, 2002.


                                   PROSPECTUS

                                2,430,360 SHARES

                                FASTENAL COMPANY

                                  COMMON STOCK

                        --------------------------------

     This prospectus relates to shares of our common stock that may be sold by the selling stockholder named under "Selling Stockholder" below upon the exercise of non-qualified stock options which have been granted to our employees under a personal stock option plan adopted by our founder and chief executive officer. These consist of options to acquire an aggregate of 1,641,360 shares of our common stock at an exercise price of $27.50 per share, and options to acquire an aggregate of 789,000 shares of our common stock at an exercise price of $35 per share. Assuming that all of the options are exercised, the selling stockholder will receive an aggregate of $72,752,400 in net proceeds, which is the total exercise price of the options. These shares are not being offered through underwriters, and we will not receive any of the proceeds from the sale of these shares.

     Our common stock is traded on the Nasdaq National Market under the symbol "FAST." Our executive offices are located at 2001 Theurer Boulevard, Winona, Minnesota 55987-1500; our telephone number is (507) 454-5374; and our Web site is located at http://www.fastenal.com. Information contained in our Web site is not part of this prospectus.

     SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is ___________, 2002

                                FASTENAL COMPANY

     We began as a partnership in 1967, and were incorporated under the laws of the State of Minnesota in 1968.

     We sell industrial and construction supplies through our stores located in cities throughout the United States and in Puerto Rico, Canada, Mexico and Singapore. Most of our customers are in the construction and manufacturing markets.

     We have grouped the industrial and construction supplies sold by us into eleven product lines. Our original product line, which we began offering in 1967, was the Fastenal(R) product line. This product line consists of threaded fasteners, such as bolts, nuts, screws, studs and related washers, and miscellaneous supplies. Threaded fasteners accounted for approximately 49%, 51% and 51% of our consolidated net sales in 2001, 2000 and 1999. During the last nine years we added ten additional product lines. Each of these product lines, and the year it was introduced, are described below:

                    PRODUCT LINE                      YEAR INTRODUCED
            ---------------------------               ---------------
            Tools                                         1993
            Cutting Tools                                 1996
            Hydraulics & Pneumatics                       1996
            Material Handling                             1996
            Janitorial Supplies                           1996
            Electrical Supplies                           1997
            Welding Supplies                              1997
            Safety Supplies                               1999
            Raw Materials                                 2001
            Retail Packaged Products                      2001


                                  RISK FACTORS

     You should consider carefully the following risks before you decide to buy our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties also may impair our business operations. If any of the following risks actually occurs, our business, financial condition and results of operations may suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of the money paid to buy our common stock.

WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY.

     The industrial and construction supply industry is a large, fragmented industry that is highly competitive. We face competition from traditional channels of supply such as retail outlets, small dealerships, and regional or national distributors utilizing direct sales forces, from manufacturers of industrial and construction supplies, from large warehouse stores and from direct mail distributors. As discussed below, we believe that sales of industrial and construction supplies will become more concentrated over the next few years, which may make the industry even more competitive. Other industrial and construction suppliers offer a greater variety of products than we offer and have financial and other resources similar to ours, which may provide those suppliers with a competitive advantage over us.

OUR INDUSTRY IS CONSOLIDATING WHICH COULD CAUSE IT TO BECOME MORE COMPETITIVE.

     The business of selling industrial and construction supplies in North America is currently undergoing consolidation, which could cause the industry to become more competitive. This consolidation is being driven by customer needs and supplier capabilities.

     Traditional industrial and construction suppliers are attempting to consolidate the market through internal expansion, through acquisition or merger with other industrial and construction suppliers, or through a combination of both. This consolidation allows suppliers to improve efficiency and spread fixed costs over a greater number of sales.

     Customers are increasingly aware of the total costs of fulfillment, and of their need to have consistent sources of supply at multiple locations. Consistent sources of supply provide not just reliable product quantities, but also consistent pricing, quality, services and engineering capabilities. We believe these customer needs could result in fewer suppliers, each being larger and capable of being a consistent source of supply.

     The trend of our industry toward consolidation could make it more difficult for us to maintain our operating margins. There can be no assurance that we will be able to take advantage of the trend or that we can do so effectively or profitably.

CHANGES IN OUR CUSTOMER AND PRODUCT MIX COULD CAUSE OUR GROSS MARGIN PERCENTAGE TO DECLINE.

     We have seen changes in our customer mix and in our product mix since our formation. Changes in our customer mix have resulted from geographic expansion, daily selling activities within current geographic markets, and targeted selling activities to new customer segments. Changes in our product mix have resulted from marketing activities to existing customers and needs communicated to us from existing and prospective customers. These changes have caused our gross margin percentage to decline over the last several years and could cause our gross margin percentage to continue to decline in the future.

WE MAY HAVE DIFFICULTY MANAGING OUR GROWTH.

     Growth in our sales has placed increasing demands on our management resources. Our sales have grown from $63.0 million in 1991 to $818.3 million in 2001. The rate of growth has slowed somewhat in the last several years. In the recession environment of 2001, net sales grew by $62.7 million, or 8.3%, over net sales of $755.6 million in 2000. For the three months ended March 31, 2002, net sales increased by $11.2 million, or 5.5%, over net sales of $203.4 million for the three months ended March 31, 2001. While there can be no assurance that our historical growth rates will continue in the future, our success will be, in part, dependent on our ability to continue to manage internal growth effectively.

DISRUPTIONS OF OUR INFORMATION SYSTEMS COULD ADVERSELY AFFECT US.

     We believe that our computer software programs are an integral part of our business and growth strategies. We depend upon our information systems to help process orders, to manage inventory and accounts receivable collections, to purchase, sell and ship products efficiently and on a timely basis, to maintain cost-effective operations, and to help provide superior service to our customers. Any disruption in the operation of our information systems could have a material adverse effect on our business, financial condition and results of operations.

WE ARE DEPENDENT ON KEY PERSONNEL.

     Our success depends largely on the efforts and abilities of key management employees, in particular Robert A. Kierlin, our chief executive officer, Willard
D. Oberton, our president, and, to a lesser extent, other members of our management team, including the leaders of our regional business units. The loss of the services of one or more of these individuals could have a material adverse effect on our business, financial condition and results of operations. We do not maintain any key-man insurance policies with respect to any of our executive officers or other members of our management team.

OUR FOUNDERS EXERCISE SIGNIFICANT INFLUENCE OVER US.

     Our chief executive officer and our other four founders together beneficially own approximately 22.44% of the currently outstanding shares of our common stock. If all of the options are exercised, their aggregate beneficial ownership would be reduced to approximately 19.23%. Regardless of whether all of the options are exercised, these stockholders will be, as a result of their beneficial ownership, in a position to influence the election of our directors and to influence the outcome of any matter submitted to a vote of our stockholders for approval. Each of the founders is a member of our board of directors.

OUR COMMON STOCK PRICE MAY BE VOLATILE.

     We believe factors such as fluctuations in our operating results or the operating results of our competitors, changes in economic conditions in the manufacturing industry, which is our main customer base, and changes in general market conditions, could cause the market price of our common stock to fluctuate substantially. In addition, sales of a substantial number of shares of our common stock in the public market, whether by purchasers in this offering or other stockholders, could adversely affect the prevailing market price of our common stock. The sale of shares in this offering will not change the number of shares of our common stock outstanding.

                         ------------------------------

     This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about our business and our industry. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, as more fully described above and elsewhere in this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                               SELLING STOCKHOLDER

     The following table shows the number of outstanding shares of our common stock beneficially owned by the selling stockholder on May 13, 2002. The table also shows the maximum number of shares proposed to be sold by the selling stockholder and the number of shares he will own after the sales. There were 75,877,376 shares of our common stock outstanding on May 13, 2002, and the percentages shown in the table are based on that number.

                             SHARES OWNED                                 SHARES OWNED
                           PRIOR TO OFFERING                           AFTER OFFERING (1)
                       ------------------------                     -------------------------
                                     PERCENT OF         SHARES                     PERCENT OF
      NAME              NUMBER      OUTSTANDING        OFFERED       NUMBER       OUTSTANDING
-----------------      ---------    -----------       ---------     ---------     -----------
Robert A. Kierlin      7,806,072      10.29%          2,430,360     5,375,712        7.08%

(1)  Assumes sale of all shares of the selling stockholder being offered.

     The selling stockholder is a member of our board of directors, our chief executive officer, and the beneficial owner of more than 5% of our outstanding shares of common stock.

                              PLAN OF DISTRIBUTION
                           AND DESCRIPTION OF OPTIONS

     The shares being offered are subject to non-statutory stock options granted to our employees, and will be sold by the selling stockholder to the holders of those options upon the exercise of the options. This prospectus is being delivered to you as a holder of one or more of the options to provide you with information that may be important in deciding whether to exercise your options.

GRANT OF OPTIONS.

     The options were granted under and are governed by a plan adopted effective January 3, 2000 by our founder and chief executive officer, Robert A. Kierlin, entitled the "Robert A. Kierlin Stock Option Plan". The plan was amended effective January 1, 2002 with respect to options granted after that date.

GENERAL INFORMATION ABOUT THE PLAN.

     You have received a copy of the plan and one or more option certificates. The plan and your option certificates together contain your rights and obligations as the recipient of one or more options granted under the plan. We suggest that you read the plan and your option certificates carefully, if you have not already done so. This section summarizes the material features of the plan and your options, and includes additional information regarding your options.

     The purpose of the plan is to motivate our employees to produce a superior return for our stockholders by facilitating their ownership of our common stock and by rewarding them for achieving a high level of company financial performance. The plan is also intended to facilitate retaining employees by providing an attractive capital accumulation opportunity. Since the shares to be issued upon exercise of the options are existing shares held by Mr. Kierlin, the exercise of the options will not dilute our outstanding common stock.

     Mr. Kierlin may suspend, terminate or amend the plan at any time. No suspension, termination or amendment of the plan effected after the grant of any of your options may impair your rights and obligations related to those options without your consent. However, if you hold options granted in 2002, your consent in respect of those options, but not in respect of any options granted before 2002, to any suspension, termination or amendment of the plan or of those options shall be considered to have been given if you fail to object in writing within 15 days after written notice of the suspension, termination or amendment has been given to you in person or by certified mail. Unless the plan is terminated earlier by Mr. Kierlin, the plan will remain in effect until all available options have been granted and all granted options have expired.

     The Employee Retirement Income Security Act of 1974 does not apply to the plan, and the plan is not a "qualified plan" under Section 401(a) of the Internal Revenue Code of 1986.

     The plan is administered by our board of directors. The board has the authority to perform administrative and ministerial duties related to the plan, including construing and interpreting the provisions of the plan.

ELIGIBILITY.

     Mr. Kierlin has the sole right to establish criteria for participation of employees in the plan, to grant options under the plan, and to specify the number of shares covered by each option.

EXERCISE AND EXPIRATION OF OPTIONS.

     The plan provides for the grant of options on the first business day of each year, beginning January 3, 2000. Each option granted under the plan in January 2000 or January 2001 that has not previously expired or terminated will expire on the last day of December in the second calendar year after the year in which the option was granted. Each option granted under the plan in January 2002 that has not previously expired or terminated will expire on the last day of November in the second calendar year after the year in which the option was granted, except that if the market on which our common stock is listed and traded is closed on that date, then the option, to the extent not previously expired or terminated, will expire on the next day on which the market is not closed. For example, unless the option has expired or terminated early as described below, if you hold an option granted in January 2000, the option will expire on December 31, 2002, and if you hold an option granted in January 2002, the option will expire, assuming the market is open, on November 30, 2004. The expiration described above is referred to in this prospectus as the normal expiration of an option.

     Except as provided below, each of your options will be exercisable during the six-month period ending on the date of normal expiration of the option. For example, if you hold an option granted in January 2000, the exercise period will begin on July 1, 2002 and end on December 31, 2002, and if you hold an option granted in January 2002, the exercise period will begin on June 1, 2004 and end, assuming the market is open, on November 30, 2004.

     If you cease to be employed by us or one of our subsidiaries, other than as a result of your death, before the date any of your options first becomes exercisable, the option will expire at the time your employment is terminated. If you cease to be employed by us or one of our subsidiaries, other than as a result of your death, on or after the date any of your options first becomes exercisable, the option will expire on the earlier of 90 days after the date of termination of your employment or the date of normal expiration of the option.

     If you die while in our employ or the employ of one of our subsidiaries, each of your options will be exercisable by the legal representative of your estate or by your heirs during the same period as the option could have been exercised by you had you lived and remained employed by us or one of our subsidiaries. For example, if you hold an option granted in January 2002, and you die in February 2003 while in our employ or the employ of one of our subsidiaries, your option will be exercisable by the legal representative of your estate or by your heirs during the six-month period beginning on June 1, 2004 and ending, assuming the market is open, on November 30, 2004.

     Before its amendment effective January 1, 2002, the plan provided that the exercise price of any option granted under the plan was to be the greater of $55 per share or the fair market value of a share of our common stock on the date of grant. The $55 amount was selected by Mr. Kierlin as the minimum value he needed to receive in respect of the shares covered by the plan in order to fund his anticipated charitable giving. As amended, the plan currently provides that the exercise price of any option granted under the plan will be determined by Mr. Kierlin at the time of the grant, provided that the exercise price cannot be less than the fair market value of a share of our common stock on the most recent trading day preceding the date of grant. The exercise price is payable by check. If you hold an option granted in January 2000 or January 2001, the exercise price of your option was $55 per share at the time of grant, and was subsequently adjusted to $27.50 per share to reflect the two-for-one split of our common stock effected on May 10, 2002. If you hold an option granted in January 2002, the exercise price of your option was $70 per share at the time of grant, and was subsequently adjusted to $35 per share to reflect the split. The $70 amount was selected by Mr. Kierlin as a round number that approximated the prevailing market price of shares of our common stock at the time the 2002 options were granted.

STOCK SPLITS, DISSOLUTIONS, MERGERS AND SIMILAR EVENTS.

     The kind and number of shares covered by your options, and the per share exercise price of your options, will be adjusted to maintain your interests, to the extent practicable, upon any stock split, stock combination, stock dividend or similar change affecting our shares of common stock, and in the event of certain mergers or similar transactions involving the company. In addition, Mr. Kierlin is permitted to terminate each of the options upon 30 days notice in the event of our dissolution or liquidation, or in connection with certain mergers or similar transactions involving the company. In the event notice of termination is given and any of your options has not previously expired, you will have the right for 30 days after the notice to exercise the option, regardless of whether the option would otherwise be exercisable at that time.

CONDITIONS TO EXERCISE OF OPTIONS.

     At the discretion of the plan administrator, no exercise of your options shall be effective unless you have paid all withholding taxes arising out of that exercise and unless all applicable securities listing, registration and qualification requirements have been complied with and all necessary consents and approvals of regulatory bodies have been obtained.

FEDERAL TAX CONSIDERATIONS.

     We have summarized in this section the material United States federal income tax consequences that may result from the grant of options under the plan and the exercise of those options. Because this is only a summary, there may be items you regard as material that are not discussed. In addition, the tax laws and judicial and administrative interpretations of the tax laws could changed in the future. You may also incur foreign, state, or local tax consequences that are not discussed in this summary. THEREFORE, YOU ARE ENCOURAGED TO REVIEW WITH YOUR OWN TAX ADVISER THE TAX STATUS OF YOUR OPTION GRANT. YOU ARE ALSO ENCOURAGED TO CONSULT YOUR TAX ADVISER BEFORE EXERCISING YOUR OPTION REGARDING THE TAX CONSEQUENCES OF THE PROPOSED EXERCISE.

     All of the options granted under the plan are non-statutory stock options. You realized no taxable income, and we were not entitled to any related deduction, when you were granted your options. When you exercise any of your options, you will realize ordinary income, and we will be entitled to a related deduction, equal to the excess of the fair market value on the date of exercise of the shares you receive over the exercise price paid for those shares. Upon disposition by you of the shares, any additional gain or loss you realize will be taxed to you as a capital gain or loss.

RESTRICTIONS ON TRANSFER OF OPTIONS.

     Your options are not transferable other than by will or by the laws of descent and distribution and may not be pledged by you to secure debt. In addition, your options will be exercisable, during your lifetime, only by you.

RESALE CONSIDERATIONS.

     Shares acquired by you upon exercise of your options may be resold without further registration under the Securities Act of 1933, if you are not an "affiliate" of Fastenal as defined in Rule 405 under the Securities Act of 1933. Generally, if you are an affiliate of Fastenal, you may resell the shares acquired upon exercise of your options only as follows:

     o    in compliance with Rule 144 under the Securities Act of 1933;

     o under an applicable exemption to the registration requirements of the Securities Act of 1933; or

     o in connection with an effective registration statement under the Securities Act of 1933.

     If you are one of our directors or executive officers, you must also comply with the reporting and holding requirements of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission under that statute.

EXPENSES OF THE OFFERING.

     We expect the expenses in connection with the sale and distribution of the shares being offered to be approximately $21,000. We will bear all of the expenses, including the fees and disbursements of the selling stockholder's legal counsel and accountants and any transfer taxes, and none of the expenses will be borne by the selling stockholder.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, you may obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. For further information on the operation of the SEC's Public Reference Room, you may call the SEC at 1-800-SEC-0330. Our SEC filings are also available at the office of the National Association of Securities Dealers, Inc. For more information on obtaining copies of our public filings at the National Association of Securities Dealers, Inc., you may write to National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and before the time that all the shares of common stock offered by this prospectus are sold:

     o Annual Report on Form 10-K for the year ended December 31, 2001 (including information specifically incorporated by reference into our Form 10-K from our 2001 Annual Report to Shareholders and our Notice and Proxy Statement for our 2002 Annual Meeting of Shareholders);

     o    Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;
          and

     o the description of our common stock contained in the registration statement on Form 8-A dated August 12, 1987, and any amendment or reports filed to update that description after the date of this prospectus.

     You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

                     Mr. Stephen M. Slaggie
                     Secretary
                     Fastenal Company
                     2001 Theurer Boulevard
                     Winona, Minnesota  55987-1500
                     (507) 454-5374

         You should rely only on the information incorporated by reference or presented in this prospectus. We have not authorized anyone else to provide you with different information. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus.

                                 LEGAL OPINIONS

     Faegre & Benson LLP, 2200 Wells Fargo Center, 90 South Seventh Street, Minneapolis, Minnesota 55402-3901, will pass upon the validity of the shares of common stock offered by this prospectus.

                                     EXPERTS

     Our consolidated financial statements as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, have been incorporated by reference in this prospectus and in the registration statement that contains this prospectus in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference, and upon the authority of that firm as experts in accounting and auditing. The audit report covering the December 31, 2001 financial statements refers to the adoption of Statement of Financial Accounting Standards No. 141, Business Combinations, on July 1, 2001.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Expenses in connection with the distribution of the shares of common stock being registered hereunder are estimated below.

     SEC registration fee ........................  $ 6,694
     Printing and distribution of prospectus .....    2,000
     Legal services and expenses .................    7,000
     Accounting services and expenses ............    3,000
     Miscellaneous ...............................    2,000
                                                    -------
     Total .......................................  $20,694


     Except for the SEC registration fee, all of the foregoing expenses have been estimated. The Registrant will bear all of the expenses in connection with the distribution of the shares of common stock being registered, including the fees and disbursements of the selling stockholder's legal counsel and accountant and any transfer taxes, and none of such expenses will be borne by the selling stockholder.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant is subject to the Minnesota Business Corporation Act (the "Corporation Act"). Section 302A.521 of the Corporation Act provides that, unless prohibited by its articles of incorporation or bylaws, a corporation must indemnify an officer or director who is made or threatened to be made a party to a proceeding by reason of such person's present or former official capacity against judgments, penalties, fines, settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if certain criteria are met. These criteria, all of which must be met by the person seeking indemnification, are (a) that such person has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, settlements and expenses; (b) that such person acted in good faith; (c) that no improper personal benefit was obtained by such person and such person satisfied certain statutory conflicts of interest provisions, if applicable; (d) that, in the case of a criminal proceeding, such person had no reasonable cause to believe that the conduct was unlawful; and (e) that such person acted in a manner he reasonably believed was in the best interests of the corporation or, in the case of conduct while serving as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, not opposed to the best interests of the corporation. Section 302A.521 of the Corporation Act also provides that, unless prohibited by the corporation's articles of incorporation or bylaws, if a director or officer is made or threatened to be made a party to a proceeding, such person is entitled to payment or reimbursement by the corporation of reasonable expenses, including attorneys' fees and disbursements, incurred by such person in advance of the final disposition of the proceeding (x) upon receipt by the corporation of a written affirmation by such person of a good faith belief that the criteria for indemnification have been satisfied and a written undertaking by such person to repay all amounts so paid or reimbursed if it is ultimately determined that the criteria for indemnification have not been satisfied; and (y) after a determination that the facts then known would not preclude indemnification. The determination as to eligibility for indemnification and advancement of expenses is required to be made by the members of the corporation's board of directors or a committee of the board who are at the time not parties to the proceeding under consideration, by special legal counsel, by the shareholders who are not parties to the proceeding, or by a court.

     Article VI, Section 1 of the Registrant's Restated Bylaws requires the Registrant to provide indemnification and advancement of expenses, including witness reimbursements, to any director or officer of the Registrant made or threatened to be made a party to a proceeding, or appearing as a witness in a proceeding, by reason of the former or present official capacity of the person, in such manner, under such circumstances, and to such extent as is required or permitted by Section 302A.521 of the Corporation Act or by other provisions of law.

     Article VIII of the Registrant's Restated Articles of Incorporation eliminates the personal liability of the directors of the Registrant to the Registrant and its shareholders for monetary damages for breach of fiduciary duty, other than liability of a director (a) for breach of the director's duty of loyalty to the Registrant or its shareholders; (b) for acts or omissions not in good faith that involve intentional misconduct or a knowing violation of law;
(c) under Section 302.559 (liability for illegal distributions to shareholders) or 80A.23 (liability for violations of the anti-fraud or registration provisions of state securities laws) of the Minnesota Statutes; (d) for any transaction from which the director derived an improper personal benefit; or (e) for any act or omission occurring prior to the effective date of Article VIII (June 3, 1987).

ITEM 16. EXHIBITS

Exhibit
Number
-------

4.1       Restated Articles of Incorporation of the Registrant (1)

4.2 Articles of Amendment to Restated Articles of Incorporation of the Registrant effective May 10, 2002

4.3       Restated Bylaws of the Registrant (2)

5         Opinion of Faegre & Benson LLP

23.1      Consent of KPMG LLP

23.2      Consent of Faegre & Benson LLP (included in Exhibit 5)

24 Powers of Attorney of directors and officers of the Registrant (included with signatures to this Registration Statement)

99.1      Robert A. Kierlin Stock Option Plan

99.2      Amendment No. 1 to Robert A. Kierlin Stock Option Plan

------------------------------
     (1) Incorporated by reference to Exhibit No. 3.1 to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1993 (File No. 0-16125).

     (2) Incorporated by reference to Exhibit No. 3.2 of the Registrant's Registration Statement on Form S-1 (Registration No. 33-14923).

ITEM 17.  UNDERTAKINGS.

          The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winona, State of Minnesota, on May 13, 2002.

                                       FASTENAL COMPANY
                                       (Registrant)


                                       By   /s/ Robert A. Kierlin
                                            -----------------------------------
                                                Robert A. Kierlin
                                                Chief Executive Officer


                                POWER OF ATTORNEY

     Each of the undersigned hereby appoints Robert A. Kierlin and Stephen M. Slaggie, and each of them (with full power to act alone), as attorneys and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933 any and all amendments and exhibits to this Registration Statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons, representing a majority of the Board of Directors of the Registrant, in the capacities and on the dates indicated.

                 NAME                                    TITLE                                  DATE
---------------------------------------  ---------------------------------------   ------------------------------

   /s/ Robert A. Kierlin
---------------------------------------  Chief Executive Officer (Principal                 May 13, 2002
           Robert A. Kierlin                Executive Officer) and Director


   /s/ Daniel L. Florness
---------------------------------------  Treasurer and Chief Financial                      May 13, 2002
          Daniel L. Florness                Officer (Principal Financial
                                            Officer and Principal Accounting
                                            Officer)


   /s/ Stephen M. Slaggie
---------------------------------------                Director                             May 13, 2002
          Stephen M. Slaggie


   /s/ Michael M. Gostomski
---------------------------------------                Director                             May 13, 2002
         Michael M. Gostomski


   /s/ Henry K. McConnon
---------------------------------------                Director                             May 13, 2002
           Henry K. McConnon


   /s/ John D. Remick
---------------------------------------                Director                             May 13, 2002
            John D. Remick


   /s/ Robert A. Hansen
---------------------------------------                Director                             May 13, 2002
           Robert A. Hansen


   /s/ Willard D. Oberton
---------------------------------------                Director                             May 13, 2002
          Willard D. Oberton


   /s/ Michael J. Dolan
---------------------------------------                Director                             May 13, 2002
           Michael J. Dolan


   /s/ Reyne K. Wisecup
---------------------------------------                Director                             May 13, 2002
           Reyne K. Wisecup

                                  EXHIBIT INDEX

EXHIBIT  DESCRIPTION                                                            PAGE
-------  -----------                                                    --------------------
4.1      Restated Articles of Incorporation of the Registrant(1)            INCORPORATED
                                                                            BY REFERENCE

4.2      Articles of Amendment of Restated Articles of Incorporation    FILED ELECTRONICALLY
         of the Registrant effective on May 10, 2002

4.3      Restated Bylaws of the Registrant (2)                              INCORPORATED
                                                                            BY REFERENCE

5        Opinion of Faegre & Benson LLP                                 FILED ELECTRONICALLY

23.1     Consent of KPMG LLP                                            FILED ELECTRONICALLY

23.2     Consent of Faegre & Benson LLP (included in Exhibit 5)

24       Powers of Attorney of directors and officers of the Registrant
         (included with signatures to this Registration Statement)

99.1     Robert A. Kierlin Stock Option Plan                            FILED ELECTRONICALLY

99.2     Amendment No. 1 to Robert A. Kierlin Stock Option Plan         FILED ELECTRONICALLY

---------------------------

         (1) Incorporated by reference to Exhibit No. 3.1 to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1993 (File No. 0-16125).

         (2) Incorporated by reference to Exhibit No. 3.2 of the Registrant's Registration Statement on Form S-1 (Registration No. 33-14923).